PLAN AND AGREEMENT OF DISTRIBUTION

This plan and agreement, dated as of November 13, 2003, is by and between AXP Market Advantage Series, Inc., (the "Corporation"), a Minnesota corporation, on behalf of its underlying series AXP Portfolio Builder Conservative Fund, AXP Portfolio Builder Moderate Conservative Fund, AXP Portfolio Builder Moderate Fund, AXP Portfolio Builder Moderate Aggressive Fund, AXP Portfolio Builder Aggressive Fund and AXP Portfolio Builder Total Equity Fund (individually a "Fund" and collectively the "Funds"), and American Express Financial Advisors Inc., a Delaware Corporation, ("AEFA"), the principal underwriter of the Funds, for distribution services to the Funds.

The plan and agreement has been approved by members of the Board of Directors (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Funds will reimburse AEFA for expenses incurred in connection with distributing the Funds' shares and providing personal service to shareholders. These expenses include sales commissions; business, employee and financial advisor expenses charged to distribution of shares; and overhead appropriately allocated to the sale of shares.

2. A portion of the fee under the agreement will be used to compensate AEFA, financial advisors and other servicing agents for personal service to shareholders. Fees paid will be used to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved.

3. AEFA agrees to monitor the services it provides, to measure the level and quality of services and to provide training and support to financial advisors and servicing agents. AEFA will use its best efforts to assure that other distributors provide comparable services to shareholders.

4. The fee under this agreement will be equal as shown in Schedule A. The amount so determined shall be paid to AEFA in cash within five (5) business days after the last day of each month.


6. For each purchase of Class B shares, the Class B shares will be converted to Class A shares in the ninth year of ownership.


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7.   The Funds understand that if a shareholder redeems Class B shares before they are converted to Class A shares, AEFA will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

8. The Funds understand that if a shareholder redeems Class C shares in the first year of ownership, AEFA will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

9. AEFA agrees to provide at least quarterly an analysis of expenses under this agreement and to meet with representatives of the Funds as reasonably requested to provide additional information.

10. The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

11. The plan and agreement may not be amended to increase materially the amount that may be paid by the Funds without the approval of a least a majority of the outstanding shares of the relevant class. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

12. This agreement may be terminated as to any class of the Fund at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Funds and have no financial interest in the operation of the plan and agreement, or by vote of a majority of the outstanding shares of the relevant class, or by AEFA. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

13. This plan and agreement shall be governed by the laws of the State of Minnesota.







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AXP MARKET ADVANTAGE SERIES, INC.
         AXP Portfolio Builder Conservative Fund
         AXP Portfolio Moderate Conservative Builder Fund
         AXP Portfolio Builder Moderate Fund
         AXP Portfolio Builder Moderate Aggressive Fund
         AXP Portfolio Builder Aggressive Fund
         AXP Portfolio Builder Total Equity Fund


/s/ Leslie L. Ogg
---------------------------
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.


/s/ Paula R. Meyer
--------------------------
    Paula R. Meyer
    Senior Vice President and General Manager - Mutual Funds


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Schedule A

                        AXP MARKET ADVANTAGR SERIES, INC.
                           AXP Portfolio Builder Conservative Fund
                           AXP Portfolio Moderate Conservative Builder Fund AXP Portfolio Builder Moderate Fund
                           AXP Portfolio Builder Moderate Aggressive Fund AXP Portfolio Builder Aggressive Fund
                           AXP Portfolio Builder Total Equity Fund

                                  Fee Schedule


The fee for services under this Agreement is equal on an annual basis to the following percentage of the average daily net assets of the Funds attributable to a particular class:

                   Class A        Class B      Class C

                    0.25%          1.00%        1.00%


For Class B and Class C shares, 0.75% shall be reimbursed for distribution expenses. The additional 0.25% shall be paid to AEFA to compensate AEFA, financial advisors and servicing agents for personal service to shareholders and maintenance of shareholder accounts.